Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Rocket Pharmaceuticals, Inc. on Form S-8 to be filed on or about March 3, 2025 of our reports dated February 27, 2025, on our audits of the financial statements as of December 31, 2024 and 2023 and for each of the years in the three-year period ended December 31, 2024, and the effectiveness of Rocket Pharmaceutical Inc.’s internal control over financial reporting as of December 31, 2024, which reports were included in the Annual Report on Form 10-K.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
March 3, 2025